EX. -12(a)

Grail Advisors ETF Trust

Sarbanes-Oxley Code of Ethics for

Principal Executive and

Principal Financial Officers

I.                                        Covered Officers/Purpose of the Code

This code of ethics (this “Code”) for the Grail Advisors ETF Trust (the “Trust”), a registered investment company under the Investment Company Act of 1940, as amended (“1940 Act”), which may issue shares in separate and distinct series (the Trust and each series thereof, a “Fund”), applies to each Fund’s Principal Executive Officer (“President”) and Principal Financial Officer (“Treasurer”) (the “Covered Officers,” as set forth in Exhibit A) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

•                                          Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.                                   Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

•                                          Overview.   A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, a Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Fund.  Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund.  Each Covered Officer is an officer or employee of the investment adviser or a service provider (“Service Provider”) to the Fund. The Fund’s, the investment adviser’s and the Service Provider’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship among a Fund, and the investment adviser and the Service Provider of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, or for the investment adviser or Service Provider), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the Service Provider and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  Thus, if such participation is performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, it will be deemed to have been handled ethically.  In addition, it is recognized by the Fund’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act or the Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of any Fund.

Each Covered Officer must:

•                  not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•                  not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and

•                  not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Additionally, conflicts of interest may arise in other situations, the propriety of which may be discussed, if material, with the Fund’s Chief Compliance Officer (“CCO”).  Examples of these include:

•                  service as a director/trustee on the board of any public or private company;

•                  the receipt of any non-nominal gifts i.e., those in excess of $100;

•                  the receipt of any entertainment from any company with which the Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety (or other formulation as the Fund already uses in another code of conduct);

•                  any ownership interest in, or any consulting or employment relationship with, any of the Fund’s Service Providers; and

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming Fund shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.          Disclosure & Compliance

Each Covered Officer must:

•                  familiarize him- or herself with the disclosure requirements generally applicable to the Fund;

•                  not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations; and

•                  to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Fund and the Fund’s adviser or any sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.          Reporting and Accountability

Each Covered Officer must:

•                  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;

•                  annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

•                  not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

•                  notify the Fund’s CCO promptly if he/she knows of any violation of this Code (note: failure to do so is itself a violation of this Code); and

•                  report at least annually any change in his/her affiliations from the prior year.

The Fund’s CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  However, any approvals or waivers sought by the President will be considered by the Fund’s Board or a designated committee thereof (the “Committee”).

The Fund will follow these procedures in investigating and enforcing this Code:

•                  the Fund’s CCO will take appropriate action to investigate potential substantial violations reported to him/her;

•                  if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

•                  any matter that the CCO believes is a violation will be reported to the Board or, if applicable, the Committee;

•                  if the Board or, if applicable, the Committee concurs that a violation has occurred, the Board either upon its determination of a violation or upon recommendation of the Committee will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider or the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•                  the Committee will be responsible for granting waivers, as appropriate; and

•                  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.  Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Fund, the adviser, any sub-adviser, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Fund’s and its investment adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act, respectively, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Fund’s Board, including a majority of independent trustees.

VII.  Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund’s Board and its counsel, the investment adviser and the relevant Service Providers.

VIII.  Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted: March 18, 2009

Exhibit A

Persons Covered by this Code of Ethics

(As of March 18, 2009)

Grail Advisors ETF Trust

Principal Executive Officer and President —  William M. Thomas

Principal Financial Officer and Treasurer —   Bryan M. Hiser